Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The Board of Directors and Shareholders

Camtek Ltd.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-84476, 333-60704, 333-49982 and 333-113139) of Camtek Ltd. Of our report dated March 12, 2006, with respect to the consolidated financial statements of Camtek Ltd. as of December 31, 2005 and for the year then ended, which report appears in the December 31, 2006 annual report on form 20-F of Camtek Ltd., filed with the United States Securities and Exchange Commission.

/s/ Brightman Almagor & Co.	/s/ Goldstein Sabo Tevet
A member firm of Deloitte Touche Tohmatsu	Certified Public Accountants (Isr.)
Certified Public Accountants

Tel Aviv, Israel
June 28, 2007